Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UPSTART HOLDINGS, INC.

The undersigned, David Girouard, hereby certifies that:

1.	The undersigned is the duly elected and acting President of Upstart Holdings, Inc., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 9, 2013.

3.	The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

“The name of this corporation is Upstart Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Zip Code 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 143,927,657 shares, each with a par value of $0.0001 per share. 90,000,000 shares shall be Common Stock and 53,927,657 shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be divided into series as provided herein. 2,009,641 shares of Preferred Stock shall be designated “Series Seed Preferred Stock,” 5,547,713 shares of Preferred Stock shall be designated “Series A Preferred Stock”, 10,140,679 shares of Preferred Stock shall be designated “Series B Preferred Stock,” 9,724,108 shares of Preferred Stock shall be designated “Series C Preferred Stock,” 15,394,772 shares of Preferred Stock shall be designated “Series C-1 Preferred Stock,” and 11,110,744 shares of Preferred Stock shall be designated “Series D Preferred Stock”. The rights, preferences, privileges and restrictions granted to and imposed on the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions. The holders of shares of Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and/or Series Seed Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.0697 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series Seed Preferred Stock then held by them, $0.0851 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock then held by them, $0.1333 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock then held by them, $0.2880 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred Stock then held by them, $0.2890 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C-1 Preferred Stock then held by them, and $0.7200 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock then held by them payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation or Liquidation Transaction, as defined below, either voluntary or involuntary, the holders of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and/or Series D Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to (a) $0.8708 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series Seed Preferred Stock then held by them, (b) $1.0635 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series A Preferred Stock then held by them, (c) $1.666089 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series B Preferred Stock then held by them, (d) $3.599299 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series C Preferred Stock then held by them, (e) $3.612413 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series C-1 Preferred Stock then held by them, and (f) $9.000295 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series D Preferred Stock then held by them; in each case, plus any declared or accrued but unpaid dividends thereon. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series Seed Preferred Stock, holders of Series A Preferred Stock, holders of Series B Preferred Stock, holders of Series C Preferred Stock, holders of Series C-1 Preferred Stock, and holders of Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series Seed Preferred Stock, holders of Series A Preferred Stock, holders of Series B Preferred Stock, holders of Series C Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

(c) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to any (voluntary or involuntary) liquidation, dissolution or winding up of the Corporation or Liquidation Transaction, as defined below, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation or Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall (x) sell, lease, convey, transfer or otherwise dispose, in a single transaction or a series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all of its assets, property or business of the Corporation and its subsidiaries taken as a whole (or, if substantially all the assets of the Corporation and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by merger, consolidation, conversion or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, transfer or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation (a transaction described in this clause (x), an “Asset Sale”), or (y) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) (any of (x) and (y), a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (B) an equity financing in which the Corporation is the surviving corporation or (C) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction. In the event of a merger or consolidation of the Corporation that is deemed pursuant to this section to be a Liquidation Transaction, all references in this Section 2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. Nothing in this subsection 2(d)(i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation. The holders of at least sixty-five percent (65%) of the Corporation’s outstanding Preferred Stock, voting together as a separate class on an as converted basis, shall be entitled to waive the treatment of a Liquidation Transaction under this section.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(d)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(d)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(e) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or notice requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock that are entitled to such notice rights, voting as a single class on an as-converted basis.

(f) Effect of Noncompliance. In the event the requirements of Section 2(e) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(e).

(g) Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Transaction pursuant to Section 2(d), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement for such Liquidation Transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(g), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction shall be deemed to be Additional Consideration.

(h) Deemed Liquidation Redemption. In the event of deemed liquidation under Section 2(d) above that is an Asset Sale, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within ninety (90) days after such Asset Sale, then:

(i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Asset Sale advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of clause (ii) to require the redemption of such shares of Preferred Stock, and

(ii) if the holders of at least sixty-five percent (65%) of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) so request in a written instrument delivered to the Corporation not later than 120 days after such Asset Sale, the Corporation shall use the consideration received by the Corporation for such Asset Sale (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, which assets shall be used for no other corporate purposes in each case except to the extent prohibited by the Delaware General Corporation Law governing distributions to stockholders (the “Available Proceeds”) on the 150th day after such Asset Sale to redeem all outstanding shares of Preferred Stock at the liquidation preference specified in Section 2(a) herein.

Notwithstanding the foregoing, in the event of a redemption pursuant to this Section 2(h), if the Available Proceeds are insufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem each holder’s shares of Preferred Stock ratably based on the total amount payable in respect of such holder’s Preferred Stock in proportion to the total amount so payable in respect of all shares of Preferred Stock, to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under the Delaware General Corporation Law of Delaware governing distributions to stockholders.

3. Redemption. The Preferred Stock is not mandatorily redeemable.

4. Conversion. The holders of shares Preferred Stock shall be entitled to conversion rights as follows:

(a) Right to Convert. Subject to Section 4(c), each share of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.8708 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) in the case of the Series Seed Preferred Stock, (ii) $1.0635 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) in the case of the Series A Preferred Stock, (iii) $1.666089 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) in the case of the Series B Preferred Stock, (iv) $3.599299 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) in the case of the Series C Preferred Stock, (v) $3.612413 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) in the case of the Series C-1 Preferred Stock, and (vi) $9.000295 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) in the case of the Series D Preferred Stock, by the Conversion Price applicable to such shares (each such conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” with regard to such series), determined as hereafter provided, in effect on (A) the date the certificate is surrendered for conversion or (B) in the case of uncertificated securities, the date the notice of conversion is received by the Corporation. The initial “Conversion Price” shall be $0.8708 per share in the case of the Series Seed Preferred Stock, $1.0635 per share in the case of the Series A Preferred Stock, $1.666089 per share in the case of Series B Preferred Stock, $3.599299 per share in the case of the Series C Preferred Stock, $3.612413 per share in the case of the Series C-1 Preferred Stock, and $9.000295per share in the case of the Series D Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) the public offering price of which is not less than $13.451340 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of not less than $150,000,000, net of underwriting discounts and commissions (a “Qualified IPO”), or (ii) the date specified by vote or written consent of the holders of at least 65% of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis and the vote or written consent of the holders of at least a majority of the shares of Series D Preferred Stock, voting separately as a single class.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued and, in the case of Preferred Stock represented by a certificate, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates or, upon request in the case of uncertificated securities, a notice of issuance, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of certificates, or in the case of uncertificated securities, on the date such notice of conversion is received by the Corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series D Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock, as applicable, in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section 4(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date, other than:

(1) securities issued pursuant to stock splits, stock dividends or similar transactions, as described in Section 4(d)(ii) hereof;

(2) securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Purchase Date including, without limitation, warrants, notes or options;

(3) Common Stock (or options therefor) issued or issuable to employees, consultants, officers or directors of the Corporation pursuant to stock option plans or restricted stock plans or agreements approved by the Board of Directors, including at least one of the Preferred Directors (as defined below);

(4) Common Stock issued or issuable in a Qualified IPO;

(5) securities issued or issuable in connection with the bona fide acquisition by the Corporation of another company (by merger, consolidation, reorganization, the purchase of substantially all the assets of or more than 50% of the voting securities held by such entity) approved by the Board of Directors, including (A) at least one of the Preferred Directors when there are two or fewer Preferred Directors in office, or (B) a majority of the Preferred Directors when there are more than two Preferred Directors in office;

(6) securities issued or issuable to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, which arrangement is primarily for non-equity financing purposes, and which is approved by the Board of Directors, including (A) at least one of the Preferred Directors when there are two or fewer Preferred Directors in office, or (B) a majority of the Preferred Directors when there are more than two Preferred Directors in office;

(7) securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including a (A) at least one of the Preferred Directors when there are two or fewer Preferred Directors in office, or (B) a majority of the Preferred Directors when there are more than two Preferred Directors in office; and

(8) Common Stock issued or issuable upon conversion of the Preferred Stock; and,

(9) securities issued or issuable in any other transaction in which exemption from these price-based antidilution provisions is approved before or after issuance of the securities by (i) the affirmative vote of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, (ii) with respect only to the exemption of the Series C Preferred Stock from these price-based antidilution provisions, the affirmative vote of at least a majority of the then-outstanding shares of Series C Preferred Stock, voting as a separate class, (iii) with respect only to the exemption of the Series C-1 Preferred Stock from these price-based antidilution provisions, the affirmative vote of at least a majority of the then outstanding shares of the Series C-1 Preferred Stock, voting as a separate class, and (iv) with respect only to the exemption of the Series D Preferred Stock from these price-based antidilution provisions, the affirmative vote of at least a majority of the then outstanding shares of the Series D Preferred Stock, voting as a separate class.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for any Preferred Stock shall be made in an amount less than one cent per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(D) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or (3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section 4(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and (3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the filing date of this Restated Certificate fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the filing date of this Restated Certificate is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such reverse split, the Conversion Price for each series of Preferred Stock that is convertible into Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock that is convertible into Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution (or the date of such distribution if no record date is fixed).

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or this Section 4), provision shall be made so that the holders of each series of Preferred Stock that is convertible into Common Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights.

(a) General Voting Rights. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the holders of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock shall vote together as a single class on all matters. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors.

(i) So long as 987,305 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, collectively, are outstanding, the holders of a majority of the outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to vote to elect one (1) director of the Corporation at each meeting and in each written consent whereby directors of the Corporation are elected (such director, the “Series Seed/A/B Director”) and shall be entitled to remove any Series Seed/A/B Director at each meeting and in each written consent of the Corporation whereby directors are removed. So long as 1,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series C Preferred Stock are outstanding, the holders of a majority of the outstanding Series C Preferred Stock, voting together as a separate class, shall be entitled to vote to elect one (1) director of the Corporation at each meeting and in each written consent whereby directors of the Corporation are elected (such director, the “Series C Director) and shall be entitled to remove any Series C Director at each meeting and in each written consent of the Corporation whereby directors are removed. So long as 1,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series C-1 Preferred Stock are outstanding, the holders of a majority of the outstanding Series C-1 Preferred Stock, voting together as a separate class, shall be entitled to vote to elect one (1) director of the Corporation at each meeting and in each written consent whereby directors of the Corporation are elected (such director, the “Series C-1 Director). So long as 1,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series D Preferred Stock are outstanding, the holders of a majority of the outstanding Series D Preferred Stock, voting together as a separate class, shall be entitled to vote to elect one (1) director of the Corporation at each meeting and in each written consent whereby directors of the Corporation are elected (such director, the “Series D Director”, and together with the Series Seed/A/B Director, the Series C Director and the Series C-1 Director, the “Preferred Directors”). The holders of a majority of the outstanding Common Stock (voting as a separate class) shall be entitled to elect four (4) directors of this Corporation at each meeting and in each written consent whereby directors of the Corporation are elected (such directors, the “Common Directors”) and shall be entitled to remove the Common Directors at each meeting and in each written consent of the Corporation whereby such director is removed. The holders of a majority of the Common Stock issued and outstanding, voting separately as a single class, and the holders of a majority of the Common Stock issuable upon a conversion of the Preferred Stock, voting separately as a single class, shall be entitled to elect one (1) director of this Corporation at each meeting and in each written consent whereby directors of the Corporation are elected (such director, the “General Director”) and shall be entitled to remove the General Director at each meeting and in each written consent of the Corporation whereby such director is removed.

(ii) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by voting for their own designee to fill such vacancy (i) at a meeting of the Corporation’s stockholders or (ii) via written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee; provided further that, notwithstanding the foregoing, any vacancy in the seat on the Board of Directors held by the Series C-1 Director shall be filled only by vote or written consent in lieu of a meeting of the holders of Series C-1 Preferred Stock in accordance with Subsection 5(b)(i) above, except that, for administrative convenience, the initial Series C-1 Director may be appointed by the Board of Directors in connection with the approval of the initial issuance of Series C-1 Preferred Stock without a separate action by the holders of Series C-1 Preferred Stock notwithstanding the provisions of Sections 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law; provided further that, notwithstanding the foregoing, any vacancy in the seat on the Board of Directors held by the Series D Director shall be filled only by vote or written consent in lieu of a meeting of the holders of Series D Preferred Stock in accordance with Subsection 5(b)(i) above, except that, for administrative convenience, the initial Series D Director may be appointed by the Board of Directors in connection with the approval of the initial issuance of Series D Preferred Stock without a separate action by the holders of Series D Preferred Stock notwithstanding the provisions of Sections 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law. Any director who shall have been elected by the holders of a class or series of stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

(c) Vote Limited Investor Restrictions. Notwithstanding anything to the contrary in this Certificate of Incorporation, any shares of Common Stock or Preferred Stock held directly or indirectly (which shall include, for the avoidance of doubt, any such shares held through a subsidiary) by a Vote Limited Investor (as defined below) shall be entitled to a maximum aggregate number of votes such that the aggregate shares held directly or indirectly (which shall include, for the avoidance of doubt, any such shares held through a subsidiary) by a particular Vote Limited Investor would be entitled to no more than 4.99% of the aggregate voting power of all shares of Common Stock and Preferred Stock (or in the case of matters presented to a particular class or series of stock of the Corporation, to no more than 4.99% of the aggregate voting power of all shares of such class or series) with respect to any matter presented to the stockholders of the Corporation (or stockholders of any particular class or series of stock of the Corporation) for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) including, for the avoidance of doubt, any election of members of the Board. For purposes of this Section 5, the term “Vote Limited Investor” shall mean any investment company registered under the Investment Company Act of 1940, as amended. The provisions of this Section 5 shall not be amended, terminated or waived without the consent of each Vote Limited Investor then holding capital stock of the Corporation.

6. Protective Provisions.

(a) So long as at least 3,000,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 65% of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

(i) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect a Liquidation Transaction or consent, agree or commit to or enter into a definitive agreement therefor;

(ii) alter or change the rights, preferences or privileges of the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock, so as to affect adversely the rights of the Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, or Series D Preferred Stock;

(iii) declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock;

(iv) redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock at (or below) the original cost thereof from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements either (x) in effect as of the Purchase Date, or (y) approved by the Board of Directors, including at least one of the Preferred Directors, in each case under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or (B) through the exercise (as approved by the Board of Directors, including at least one of the Preferred Directors) of any right of first refusal;

(v) incur or guarantee any debt (outside of the ordinary course of business) in excess of $1,000,000;

(vi) change the number of authorized directors;

(vii) amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation;

(viii) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock (or any series thereof) or Common Stock;

(ix) authorize or designate, or obligate itself to issue, any other equity security, including any security (other than the series of Preferred Stock authorized by this Restated Certificate) convertible into or exercisable for any equity security, having rights, powers or preferences over, or being on a parity with, any series of Preferred Stock authorized by this Restated Certificate, including with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;

(x) issue shares of capital stock of a subsidiary of the Corporation to any third party other than to (A) the Corporation or (B) another entity in which the Corporation owns 100% of such entity’s equity securities (including all derivative securities and securities directly or indirectly convertible into, or exchangeable or exercisable for, equity securities);

(xi) initiate a sale of the Corporation’s Common Stock in a public offering, whether pursuant to a registration statement under the Securities Act or by listing such Common Stock on a national securities exchange of the United States or any other country or otherwise, unless such public offering is a Qualified IPO approved by the Board of Directors; or

(xii) enter into any interested party transaction, unless approved by the disinterested members of the Board of Directors (including at least three (3) Preferred Directors elected by holders of Preferred Stock pursuant to Section 5(b)(i) above who are disinterested);

(b) So long as at least 1,000,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series C Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock, voting together as a separate class:

(i) increase or decrease (other than by conversion) the total number of authorized shares of Series C Preferred Stock;

(ii) redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock, or declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock, unless such redemption, purchase or other acquisition, or such declaration, dividend payment or other distribution, is also made, on a pari passu basis, to each holder of Series C Preferred Stock; provided, however, that these restrictions shall not apply to the repurchase of shares of Common Stock at (or below) the original cost thereof from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; or

(iii) alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect adversely the rights of the Series C Preferred Stock. For clarity, the following shall not, in and of itself, be deemed to require approval pursuant to the preceding sentence: the authorization or issuance of additional shares of Preferred Stock (including shares of one or more series of Preferred Stock) having rights senior to or on parity with the existing Preferred Stock.

(c) So long as at least 1,000,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series C-1 Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series C-1 Preferred Stock, voting together as a separate class:

(i) increase or decrease (other than by conversion) the total number of authorized shares of Series C-1 Preferred Stock;

(ii) redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock, or declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock, unless such redemption, purchase or other acquisition, or such declaration, dividend payment or other distribution, is also made, on a pari passu basis, to each holder of Series C-1 Preferred Stock; provided, however, that these restrictions shall not apply to (A) the repurchase of shares of Common Stock at (or below) the original cost thereof from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements either (x) in effect as of the Purchase Date, or (y) approved by the Board of Directors, including at least one of the Preferred Directors, in each case under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or (b) through the exercise (as approved by the Board of Directors, including at least one of the Preferred Directors) of any right of first refusal; or

(iii) alter or change the rights, preferences or privileges of the Series C-1 Preferred Stock so as to affect adversely the rights of the Series C-1 Preferred Stock. For clarity, but without limiting the effect of Subsection 6(a)(ix) above, the following shall not, in and of itself, be deemed to require approval pursuant to the preceding sentence: the authorization or issuance of additional shares of Preferred Stock (including shares of one or more series of Preferred Stock) having rights senior to or on parity with the existing Preferred Stock.

(d) So long as at least 1,000,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) of Series D Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock, voting together as a separate class:

(i) alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely the rights of the Series D Preferred Stock. For clarity, but without limiting the effect of Subsection 6(a)(ix) above, the following shall not, in and of itself, be deemed to require approval pursuant to the preceding sentence: the authorization or issuance of additional shares of Preferred Stock (including shares of one or more series of Preferred Stock) having rights senior to or on parity with the existing Preferred Stock;

(ii) increase or decrease (other than by conversion) the total number of authorized shares of Series D Preferred Stock;

(iii) redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock, or declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock, unless such redemption, purchase or other acquisition, or such declaration, dividend payment or other distribution, is also made, on a pari passu basis, to each holder of Series D Preferred Stock; provided, however, that these restrictions shall not apply to (A) the repurchase of shares of Common Stock at (or below) the original cost thereof from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements either (x) in effect as of the Purchase Date, or (y) approved by the Board of Directors, including at least one of the Preferred Directors, in each case under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or (b) through the exercise (as approved by the Board of Directors, including at least one of the Preferred Directors) of any right of first refusal; or

(iv) amend or alter the definition of Qualified IPO to reduce the dollar thresholds included in the definition.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not mandatorily redeemable.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Furthermore, no Fund (as defined below) shall be liable to the Corporation for any claim arising out of, or based upon, (i) the investment by the Fund in any entity competitive with the Corporation or (ii) actions taken by any advisor, partner, officer, or other representative of the Fund to assist any such competive entity or otherwise. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such entity.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court of the District of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants) shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or (D) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine.”

ARTICLE X

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under the Corporation’s Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under the Corporation’s Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

* * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at San Carlos, California, on December 28, 2018.

/s/ David Girouard
David Girouard, President

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UPSTART HOLDINGS, INC.

Upstart Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 9, 2013.

2. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

3. Article IV, Section 4(b) of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) the public offering price of which is not less than $13.451340 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of not less than $75,000,000, net of underwriting discounts and commissions (a “Qualified IPO”), or (ii) the date specified by vote or written consent of the holders of at least 65% of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis and the vote or written consent of the holders of at least a majority of the shares of Series D Preferred Stock, voting separately as a single class.”

IN WITNESS WHEREOF, Upstart Holdings, Inc. has caused this Certificate of Amendment to be signed by its chief executive officer this 27th day of November, 2020.

By:	/s/ Dave Girouard
Name:	Dave Girouard
Title:	Chief Executive Officer